Exhibit 10.24

Sublease Agreement between the Company and EnergySolutions, LLC

SUBLEASE AGREEMENT

This Sublease Agreement (the “Sublease”) is executed this 14th day of May, 2015 (“Effective Date”), by and between EnergySolutions, LLC, a Utah limited liability company (“Sublessor”), and Perseon Corporation, a Delaware corporation (“Sublessee”)

WITNESSETH:

WHEREAS, Gateway Office 6, L.C., a Utah limited liability company (“Prior Landlord”) and Sublessor entered into a Lease Agreement dated January 3, 2012, a copy of which is attached hereto as Exhibit A, as amended by the certain First Amendment to Lease Agreement dated June 26, 2013 and that certain Agreement and Acknowledgment Regarding Commencement of Lease dated June 26, 2013 (as amended, the “Lease”), with respect to the entire first floor and the entire second floor of the building located at 460 West 50 North, Salt Lake City, Utah 84101 (the “Building”)

WHEREAS, Sublessor desires to sublease approximately 10,057 rentable square feet on the west side of the first floor of the Building, as shown on Exhibit B attached hereto (the “Subleased Premises”), under and subject to the terms of the Lease, and Sublessee desires to lease the Subleased Premises from Sublessor;

WHEREAS, any capitalized terms that are used, but not defined herein, shall have the meanings ascribed to such terms in the Lease.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. Lease.  Effective upon the Sublease Commencement Date (defined below), Sublessor subleases to Sublessee, and Sublessee hereby expressly assumes and agrees to perform all obligations and covenants of Sublessor under the Lease with respect to the Subleased Premises, with the exception of those items specifically detailed in this Sublease.  This Sublease and Sublessee’s rights under this Sublease shall at all times be subject and subordinate to the Lease.

2. Term.  The term of this Sublease shall (i) commence on the earlier of (a) the date that Landlord, Sublessor and Sublessee substantially complete the Sublessee Improvements (as later defined herein); and (b) the date that is four months from the date of this Sublease (the “Sublease Commencement Date”), and (ii) continue through and expire on December 31, 2019 (the “Sublease Term”).

3. Sublease Term Rent.

a. Sublease Annual Rent.  Sublessee agrees to pay to Sublessor annual rent for occupancy and use of the Subleased Premises (the “Sublease Annual Rent”), at such place as Sublessor may designate, without prior demand therefore and without any deduction or set off whatsoever.  Sublease Annual Rent for the first twelve (12) months of the Sublease Term shall be $201,140.00.  Sublease Annual Rent shall be due and payable in twelve (12) equal monthly installments to be paid in advance on or before the first day of each calendar month during the Sublease Term.  Commencing on the first anniversary of the Sublease Commencement Date and on each anniversary of the Sublease Commencement Date thereafter during the Sublease Term, Sublease Annual Rent shall escalate by three percent (3%) of the prior year’s Sublease Annual Rent.

b. Pre-paid Rent.  On the Effective Date, Sublessee shall deliver to Sublessor the pre-paid Sublease Annual Rent for the first month of the Sublease Term in the amount of $16,761.67 (“Pre-Paid Rent”).  Absent a breach of the Sublease by Sublessor, including Sublessor’s failure to deliver the Sublease Premises to Sublessee on the Delivery Date (defined below), or Sublessor’s failure to approve the Sublessee’s Plans (defined below), the Pre-paid Rent shall be nonrefundable.  If the Sublessor breaches the Sublease, Sublessee shall be entitled to recover from Sublessor the Pre-paid Rent for that portion of the Sublease Term that had not elapsed at the time the breach occurred.

c. Assignment of Rent.  Sublessor unconditionally assigns to Landlord any and all payments due from Sublessee to Sublessor under the Sublease (the “Rents”).  Sublessor acknowledges that this assignment is present, absolute and unconditional and Landlord shall therefore have the right to collect the Rents and to apply them in payment of any sums payable by Sublessor under the Lease.  However, Sublessor shall have a license to collect the Rents until the occurrence of a default by Sublessor under the Lease.  If a default occurs, Sublessor’s right to collect the Rents shall be suspended until the default is cured.  During such period, Landlord shall have the right to collect the Rents and apply them toward Sublessor’s obligations under the Lease.  Landlord’s acceptance of any payment from Sublessee as a result of any default does not release Sublessor from liability under the terms, covenants, conditions, provisions or agreements under the Lease.  Upon receiving from Landlord a written notice of Sublessor’s default and a written demand for payment of Rents, Sublessee shall pay Rents to the Landlord until Landlord provides written notice that the Sublessor’s default has been cured.  Sublessee may conclusively rely upon Landlord’s representations of Sublessor’s default and need not conduct its own investigation.  All payments by Sublessee to Landlord in response to a demand from Landlord shall be deemed payments by Sublessee to Sublessor under this Sublease.

d. Payment of Rent.  Sublessee shall pay Rents to Sublessor at such place as Sublessor may designate from time to time in writing unless and until it is notified by Landlord in writing that Sublessee shall begin paying rents directly to Landlord, in which event Sublessee shall pay the Rents to Landlord at the following address:

West Salt Lake Acquisitions Partners, LLC

P.O. Box 396021

San Francisco, CA 94139-6021

e. Past Due Sums.  If Sublessee fails to pay, when the same is due and payable, any Rents, such unpaid amounts shall bear interest from the due date thereof to the date of payment at a fluctuating rate equal to two percent (2%) per annum above the Prime Rate.  For purposes of this Sublease, “Prime Rate” means the prime rate or base rate reported in the Money Rates column or section of The Wall Street Journal as being the prime rate or base rate on corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank).  If The Wall Street Journal ceases publication of the prime rate or the base rate, “Prime Rate” shall mean the rate of interest from time to time announced by the national bank in the United States doing business in Utah having the largest asset value as its prime rate or base rate.  In addition thereto, Sublessee shall pay a sum of five percent (5%) of such unpaid Rents as a service fee.  Only one service fee shall be charged for each instance of unpaid Rents.  Notwithstanding the foregoing, however, Sublessor’s right concerning such interest and service fee shall be limited by the maximum amount which may properly be charged by Sublessor for such purposes under applicable law.

4. Construction of Subleased Premises.

a. Sublessor represents to Sublessee that all of the work described in the Lease, including the Work Letter attached to the Lease as Exhibit C, as the “Landlord’s Construction Obligation-Shell” and the work described on the attached Exhibit C (“Landlord/Sublessor Work”) shall be completed by Landlord or Sublessor before the Sublease Commencement Date.  Sublessor and Sublessee shall collaborate in good faith in preparation of complete plans and specifications (the “Sublessee’s Plans”) for the construction of the improvements generally described on the attached Exhibit D (“Sublessee Improvements”).  Sublessee shall then proceed promptly to prepare Sublessee’s Plans and shall submit such plans to Sublessor for written approval (which approval shall not be unreasonably withheld, conditioned, or delayed).  The approval by Sublessor of Sublessee’s Plans shall in no way create any responsibility or liability on the part of Sublessor for their completeness, design sufficiency or compliance with any and all laws, rules and regulations of federal, state, county and municipal agencies or authorities.  Any objections by Sublessor and the reason thereof shall be given to Sublessee’s Plans as proposed.  If Sublessee fails within thirty (30) days after receiving the necessary information from Sublessor to furnish Sublessee’s Plans to Sublessor as proposed, Sublessor shall have the right to terminate the Sublease upon written notice to Sublessee (without prejudice to any right Sublessor may have against Sublessee for damages arising out of Sublessee’s failure).  If Sublessor fails to object to Sublessee’s Plans within ten (10) business days after receipt, Sublessor will be deemed to have approved Sublessee’s Plans.  If Sublessor provides written notice of any objection, incomplete or inadequate aspects of the Sublessee’s Plans, Sublessor and Sublessee will meet and attempt to resolve and agree on any final changes to be incorporated into the Sublessee’s Plans within 7 days of Sublessee’s receipt of Sublessor’s written notice.  If Sublessor and Sublessee are unable, in good faith, to agree on final changes within 30 days, Sublessee will have the right to terminate this Sublease and receive a refund of the Pre-paid Rent.  Sublessee agrees that by entering into possession of the Subleased Premises pursuant to the terms of this Sublease and the Lease, Sublessee will have thereby accepted all of the construction work performed by Landlord and/or Sublessor and will have thereby accepted the Subleased Premises in their then condition and hereby waives any claim against Landlord and Sublessor thereafter arising out of the condition of improvements to the Subleased Premises.

b. Sublessor will deliver the Sublease Premises to Sublessee on or before the seventh day following Landlord’s written consent to this Sublease (“Delivery Date”).  After the Delivery Date and once the Sublessee’s Plans are approved, Sublessee will enter into a construction contract to permit and complete the construction of the Sublessee Improvements.  Sublessee will request Sublessor’s approval of all material changes to the Sublessee’s Plans, which approval Sublessor will not unreasonably withhold, condition, or delay.  The Sublease Commencement Date will be extended on a day-for-day basis for each day after the Sublease Commencement Date that Sublessor actually completes the Landlord/Sublessor Work.  If Sublessor fails to obtain Landlord’s consent to this Sublease within thirty (30) days after the date of this Sublease, Sublessee will have the right to terminate this Sublease and receive a refund of the Pre-paid Rent.

5. Finish Allowance.  Sublessor shall provide a tenant finish allowance (the “Sublessee Finish Allowance”) to Sublessee to partially reimburse Sublessee for Sublessee’s performance of the Sublessee Improvements in accordance with the requirements of this Sublease.  The Sublessee Finish Allowance shall be an amount equal to $321,824.00.  In no event shall the Sublessee Finish Allowance be used to reimburse Sublessee for equipment, furniture, furnishings, or any special decorator items beyond the Building Standard Finishes set forth on Exhibit F to the Lease.  The Sublessor shall use commercially reasonable efforts to have Landlord pay the Sublessee Finish Allowance directly to Sublessee, otherwise the Sublessee Finish Allowance shall be paid by Sublessor to Sublessee within five business days after its receipt of the Sublessee Finish Allowance from Landlord, subject to and in accordance with the provisions of Exhibit C of the Lease applicable to the Tenant Finish Allowance.  In the event the amount of the Sublessee Finish Allowance is insufficient to cover the actual costs of Sublessee Improvements, Sublessee shall be responsible to pay such additional costs.

6. Security Deposit.  Simultaneous with execution of this Sublease, Sublessee shall deposit with Sublessor cash in the amount of $18,865.40 (the “Security Deposit”).  If Sublessee has faithfully performed all of its obligations under the Sublease, Sublessor shall return the Security Deposit to Sublessee within thirty (30) days after expiration of the Sublease Term.  If Sublessee fails to timely pay or perform any obligation under this Sublease, Sublessor may, upon providing Sublessee with five (5) business days prior written notice, but otherwise prior to, concurrently with or subsequent to, exercising any other right or remedy, draw on the Security Deposit, in full or partial amounts, for the payment of any monetary obligation due under this Sublease, or to compensate Sublessor for any other expense, loss or damage which Sublessor may incur by reason of Sublessee’s failure including any damage or deficiency in the resubletting of the Subleased Premises.  If all or any portion of the Security Deposit is so used, applied or retained during the Sublease Term, Sublessee shall, within five (5) business day of receiving written notice, deposit with Sublessor cash an amount sufficient to restore the Security Deposit to the original amount.  The Security Deposit is not a limitation on Sublessor’s damages or other rights under this Sublease, a payment of liquidated damages or prepaid rent and shall not be applied by Sublessee to the rent for the last (or any) month of the term of this Sublease, or to any other amount due under this Sublease.  If this Sublease is terminated due to any default of Sublessee, any portion of the Security Deposit remaining at the time of such termination shall immediately inure to the benefit of Sublessor as partial compensation for the costs and expenses incurred by Sublessor in connection with this Sublease, and shall be in addition to any other damages, if any, to which Sublessor is otherwise entitled.

7. Right of First Refusal.

a. Subject to the right of first refusal rights previously granted by Sublessor to Woodside Group, LLC (which rights shall be senior in priority to the right of first refusal granted to Sublessee herein), if, but only if, Sublessee is not in default after notice and expiration of any applicable grace period, Sublessee shall have a one-time right of first refusal (the “ROFR”) on any remaining space that is or becomes available for lease on the first floor of the Building during the Sublease Term (“ROFR Space”).  If Sublessor receives a bona fide offer on terms acceptable to Sublessor to lease any ROFR Space from any third party, Sublessor shall notify Sublessee in writing of its receipt of such offer, including a copy of such offer (“Sublessor’s ROFR Notice”).  Sublessee shall have fifteen (15) days from receipt of Sublessor’s ROFR Notice to exercise its right to lease all of such ROFR Space on the same material economic terms as those set forth in such third-party offer.  To the extent that Sublessee fails to notify Sublessor, or elects not to exercise such ROFR in writing within such 15-day period, Sublessor may then proceed to enter into a lease with such third party on the terms set forth in Sublessor’s ROFR Notice.  If Sublessor enters into a lease based on the terms of the ROFR, Sublessee shall have no further ROFR rights with respect to any future ROFR Space that may become available in the Building, from time to time during the Sublease Term.  If Sublessor does not enter into a lease based on the terms of the ROFR, Sublessee’s ROFR rights will continue.  If Sublessee exercises its right to lease ROFR Space in accordance with this Section 7, then the following terms shall apply:

i. Sublessor shall deliver the ROFR Space in the condition described in, and on the terms of, the Sublessor’s ROFR Notice and on the availability date set forth in Sublessor’s ROFR Notice (the “ROFR Commencement Date”).

ii. The term of the lease of ROFR Space shall commence upon the ROFR Commencement Date and the term shall end on the expiration of the Sublease Term.

iii. All rent and all other sums and charges imposed under the lease with respect to the ROFR Space shall commence on the date set forth in the Sublessor’s ROFR Notice.

b. Sublessor and Sublessee shall cause a lease to be executed pursuant to the rights granted by this Section to be a new and separate lease agreement between Sublessor and Sublessee, together with any additional prepaid rent and/or Security Deposit, as Sublessor shall determine in its reasonable discretion at that time based upon the terms specified in the ROFR.

c. Sublessee’s right under this Section shall be suspended during periods that Sublessee is in default under this Lease, after notice and expiration of any applicable grace period.

8. Termination.

a. If at any time prior to the expiration of the term of the Sublease, the Lease shall terminate for any reason (or Sublessor’s right to possession shall terminate without termination of the Lease), Sublessee agrees, at the election and upon written demand of Landlord prior to the termination of the Lease, and not otherwise, to attorn to Landlord for the remainder of the term of the Sublease, such attornment to be upon all of the terms and conditions of the Lease, amended by this Sublease, as to the Sublease Premises.  Upon demand of Landlord, however, Sublessee agrees to execute, from time to time, documents in confirmation of the foregoing provisions satisfactory to Landlord in which Sublessee shall acknowledge such attornment and shall set forth the terms and conditions of its tenancy.  Nothing contained in this paragraph shall be construed to impair or modify any right otherwise exercisable by Landlord, whether under the Lease, any other agreement or by law.

b. Landlord shall not (i) be liable to Sublessee for any act, omission or breach of the Sublease by Sublessor, (ii) be subject to any offsets or defenses which Sublessee might have against Sublessor, (iii) be bound by any rent or additional rent which Sublessee might have paid in advance to Sublessor, or (iv) be bound to honor any rights of Sublessee in any security deposit or prepaid rent made with Sublessor, except to the extent Sublessor has turned over such security deposit or prepaid rent to Landlord.  Sublessor hereby agrees that in the event of the termination of the Lease, Sublessor shall immediately pay or transfer to Landlord any security deposit, prepaid rent or other sums then held by Sublessor.

9. Additional Services.  Should Landlord furnish additional services to Sublessee in addition to those provided under the Lease, Sublessor consents to Landlord billing Sublessee directly, without notice to Sublessor, Should Sublessee fail to pay said amounts as additional rent under the Lease, Sublessor agrees to pay such amounts to Landlord upon written demand.  A failure by Sublessor to pay upon demand shall constitute a payment default under the Lease.

10. Use.  Sublessee shall use and occupy the Subleased Premises for general office purposes and for light assembly, including related shipping and receiving, only and for no other purpose whatsoever without the prior written consent of Sublessor and Landlord.

11. Parking.  Sublessee shall have the use of and be obligated to pay for the unreserved parking spaces as follows:

a. 10 stalls in the Gateway Phase H Parking Structure below the Old Navy store at an initial cost of $65.00 per stall per month.

b. 30 stalls in the North Surface Lot at an initial cost of $55.00 per stall per month.

During the Sublease Term, the price per parking stall may be escalated pursuant to the provisions of Section 1.1(d) of the Lease.

12. Signage.  Sublessee may install, operate and maintain, all at its own cost and expense (including the expense of the removal of such signage at the end of the Sublease Term), non-exclusive “eye-brow” signage between the first and second floors on the western side of the building above the Subleased Premises, provided such signage shall in all events comply with applicable laws and ordinances.  Subject to approval of Landlord, Sublessee may also install, at its own cost and expense, its logo signs on the entry doors providing entrance to the Subleased Premises.

13. Certificate Recognizing the Sublease Commencement Date.  Within thirty (30) days after the occurrence of the Sublease Commencement Date, Sublessor and Sublessee shall execute and deliver to each other the Certificate attached hereto as Exhibit E to confirm the date on which the Sublease Commencement Date occurred, and the receipt of such Certificate shall execute and return the same within ten (10) days after receiving it.

14. Notice.  Notices given hereunder shall be given as required under the Lease.  However, notices may also be provided by email so long the notice requirements under the Lease are also satisfied no later than the following business day.  Notices shall be given to the parties at the following addresses:

SUBLESSOR:	EnergySolutions, LLC
423 West 300 South, Suite 200
Salt Lake City, UT 84101
Attention: General Counsel
Email: rgworkman@energysoiutions.com

SUBLESSEE:	Prior to commencement of the term of Sublease:
Perseon Corporation
2188 West 2200 South
Salt Lake City, Utah 84119
Attention: William S. Barth
Email: bbarth@perseonmedical.com
Following commence of the term of Sublease:
Perseon Corporation
460 West 50 North
Salt Lake City, Utah 84101
Attention: William S. Barth
Email: bbarth@perseonmedical.com

15. Indemnification.  Sublessor and Sublessee agree to indemnify and hold Landlord harmless from and against any loss, cost, expense, damage or liability, including reasonable attorneys’ fees, incurred as a result of a claim by any person or entity (i) that it is entitled to a commission, finder’s fee or the like payment in connection with the Sublease or (ii) relating to or arising out of the Sublease or any related agreements or dealings.

16. Assignment and Subletting.  Sublessee shall have no right to assign the Sublease or further sublet the Subleased Premises without the prior written consent of Sublessor and Landlord which consent may not be unreasonably withheld.  If for any proposed assignment or sublease Sublessee receives rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the rent called for hereunder, or, in case of the sublease of a portion of the Subleased Premises, in excess of such rent fairly allocable to such portion, after deduction for Sublessee’s reasonable assignment or subletting cost (to include brokerage commissions, legal expenses and marketing expenses), Sublessee shall pay to Sublessor as additional rent hereunder fifty percent (50%) of each such payment of rent or other consideration received by Sublessee promptly within 10 days after its receipt.

17. Brokers.  Each party warrants to the other that it has had no dealings with any broker or agent in connection with this Sublease other than International Commercial Properties on behalf of the Sublessee and CBRE, Inc. on behalf of the Sublessor, whose commissions shall be paid by Sublessor by a separate agreement.  Each party covenants to pay, hold harmless and indemnify the other party from and against any and all costs (including reasonable attorneys’ fees), expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Sublease or the negotiation thereof on behalf of such party.

18. Representations.  Sublessor represents and covenants to Sublessee as to the following matters:

a. Sublessor is not in default under the Lease and no event has occurred that, with the passage of time or providing of notice, would be deemed a default under the Lease.

b. The gross square floor area of the Leased Premises is approximately 34,494 square feet and the Commencement Date of the Lease is January 1, 2013.

c. Sublessor has paid Landlord the Management Fee in full and no portion of the Management Fee is due from the Sublessee Finish Allowance.

d. Sublessee has no obligation to compete the Sublessee Improvements in accordance with LEED standards.

19. Lease.  This Sublease is subject and subordinate to the Lease.  Except as specifically provided in this Sublease or as may be inconsistent with the terms of this Sublease, all the terms, covenants, and conditions in the Lease are applicable to this Sublease with the same force and effect as if Sublessor were the landlord under the Lease and Sublessee were the tenant under the Lease.  In the event of any conflict or inconsistency between the Lease and this Sublease as to the rights and obligations between Sublessor and Sublessee, this Sublease controls.

20. Miscellaneous.

a. This Sublease may not be amended without the prior written consent of Landlord and Sublessor.

b. If any provision of this Sublease shall be invalid or unenforceable, such provision shall be severable and such invalidity or unenforceability shall not impair the validity of any other provision of this Sublease.

c. The terms and provisions of this Sublease shall be construed in accordance with and governed by the laws of the State of Utah.

d. This Sublease may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

e. This Sublease shall be binding upon and inure to the benefit of the parties’ respective successors and assigns, subject to all agreements and restrictions contained in the Lease and this Sublease with respect to sublease, assignment or other transfer.  The agreements contained herein and the Lease constitute the entire understanding between the parties with respect to the subject matter hereof and supersede all prior agreements except for the Lease, written or oral, inconsistent herewith,

(Intentionally blank)

IN WITNESS WHEREOF, the parties hereto have executed this Sublease Agreement as of the date set forth above.

SUBLESSOR:

ENERGYSOLUTIONS, LLC

By:  _/s/ David Nilsson ________________

Name:  _David Nilsson_________________

Title:  _Treasurer______________________

SUBLESSEE:

PERSEON CORPORATION

By:  /s/William S. Barth

Name:  William S. Barth________________

Title:  _Chief Financial Officer___________

Exhibit A

LEASE

(See attached)

Exhibit B

Exhibit C

LANDLORD/SUBLESSOR WORK

(See attached)

Exhibit D

SUBLESSEE IMPROVEMENTS

(See attached)

Exhibit E

CERTIFICATE OF SUBLEASE COMMENCEMENT DATE

(See attached)

CERTIFICATE OF SUBLEASE COMMENCEMENT DATE

This Certificate of Sublease Commencement Date (this “Certificate”) is made and entered into as of this [___] day of [____________], 2015, by and between EnergySolutions, LLC, a Utah limited liability company (the “Sublessor”), and Perseon Corporation, a Delaware corporation (the “Sublessee”).

RECITALS

WHERAS, on May __, 2015, Sublessor and Sublessee entered into that certain Sublease Agreement (the “Sublease”) pursuant to which Sublessor agreed to sublease to Sublessee, and Sublessee agreed to sublease from Sublessee, the Subleased Premises (as defined in the Sublease).  Capitalized terms used but not defined herein shall have their respective meanings set forth in the Sublease.

WHEREAS, in accordance with Section 13 of the Sublease, Sublessor and Sublessee agreed to enter into this Certificate.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee hereby agrees as follows:

1.           Sublease Commencement Date.  Under Section 13 of the Sublease, the parties hereby agree that the “Sublease Commencement Date” occurred on__________________ , 2015 .

2.           This Certificate contains the entire understanding of Sublessee and Sublessor and supersedes all prior oral or written understandings relating to the subject matter set forth herein.

3.           This Certificate may be executed in counterparts each of which shall be deemed an original.  An executed counterpart of this Certificate transmitted by facsimile shall be equally as effective as a manually executed counterpart.

4.           This Certificate shall inure for the benefit of and shall be binding on each of the parties hereto and their respective successors and/or assigns.

5.           Each individual executing this Certificate does thereby represent and warrant to each other person so signing (and to each other entity for which such other person may be signing) that he or she has been duly authorized to deliver this Certificate in the capacity and for the entity set forth where she or he signs.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sublessor and Sublessee have entered into this Certificate as of the date first set forth above.

SUBLESSOR:

ENERGYSOLUTIONS, LLC

By:  ________________________________

Name:  _____________________________

Title:  ______________________________

SUBLESSEE:

PERSEON CORPORATION

By:  ________________________________

Name: ______________________________

Title:  ______________________________